UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: July 22, 2009
Dolan Media Company
(Exact name of registrant as specified in its charter)

Delaware	001-33603	43-2004527

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Ninth Street, Suite 2300 Minneapolis, Minnesota	55402

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (612) 317-9420
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On July 22, 2009, the Company and Mark E. Baumbach mutually agreed to end Mr. Baumbach’s employment relationship with the Company. In connection with that agreement, Mr. Baumbach resigned as the Company’s vice president — technology effective July 22, 2009. The Company reassigned his responsibilities to its executive vice president and chief financial officer, Scott Pollei, as well as the information technology departments in its operating units and operating divisions. As a result, the Company has eliminated this position.
(e) In connection with Mr. Baumbach’s resignation, the Company entered into a separation agreement and general release (the “Severance Agreement”) on July 28, 2009. Under the terms of the Severance Agreement, the Company will pay Mr. Baumbach $271,750 in two lump sum payments, which amount represents fifty-two weeks’ pay at the rate in effect on July 22, 2009, and fifty percent of the expected annual cash bonus that the Company would have paid Mr. Baumbach if he were employed with the Company through December 31, 2009, and had satisfied all applicable performance criteria. The Company will also pay on Mr. Baumbach’s behalf the premiums for his health and dental coverage under COBRA until he becomes eligible for coverage under the health plan of a new employer or, if earlier, July 31, 2010. In addition, the company will accelerate the vesting of the unvested portion of the incentive stock option granted to him on October 11, 2006, representing 1,125 option shares, and extend the time by which he may exercise any vested portion of the options granted to him during his employment to November 19, 2009. The company has also agreed that he can retain the laptop computer he used while an employee.
In exchange for the severance benefits described above, Mr. Baumbach is required to release any and all claims he may have against the Company and comply with his restrictive covenant agreement dated effective August 1, 2007. Under the terms of the restrictive covenant agreement, he agreed, among other things, not to compete with the company for 12 months following July 22, 2009.
Mr. Baumbach has a period of seven calendar days following July 28, 2009, to revoke the Severance Agreement and reinstate any claims he may have under the Age Discrimination in Employment Act and a period of fifteen calendar days following July 28, 2009, to revoke the Severance Agreement and reinstate any claims he may have under the Minnesota Human Rights Act. These rescission periods run concurrently. Mr. Baumbach is not entitled to, and the Company is not obligated to provide, any of the severance benefits described above until the expiration of the two rescission periods. If Mr. Baumbach properly revokes the Severance Agreement during either of the applicable rescission periods, he is not entitled to the severance benefits described above and the Company is not obligated to provide them.
The Company is in discussions with Mr. Baumbach regarding the possible future retention of Mr. Baumbach to provide consulting services to the Company, but has not reached any definitive arrangements regarding the terms, timing and payment of this possible future retention of Mr. Baumbach for consulting services.
The foregoing description of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in it by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description of Exhibits
10.1	Separation Agreement and General Release between the Company and Mark E. Baumbach dated July 28, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLAN MEDIA COMPANY
By:	/s/ Scott J. Pollei
	Name:	Scott J. Pollei
Its: Executive Vice President and Chief Financial Officer
Dated: July 28, 2009

Exhibit Index

Exhibit
Number	Description of Exhibits
10.1	Separation Agreement and General Release between the Company and Mark E. Baumbach dated July 28, 2009.